Exhibit 19

Insider Trading Policy
Revised:  August 2025

This policy (“Policy”) provides guidelines to directors, officers, and employees of ePlus inc. (which, together with its subsidiaries, is referred to in this Policy as the “Company”) with respect to transactions in the Company’s securities (or “stock”) and the confidentiality of corporate information.  Illegal insider trading violates Company policy and can result in civil and criminal consequences for ePlus and individuals.

Consequences for Noncompliance:

Company	Individual
● Legal fees	● Legal fees
● Reputational harm	● Reputational harm
● Criminal prosecution/fines and civil penalties	● Criminal prosecution/fines, civil penalties, and jail

1.
Introduction

Federal and state securities laws prohibit the purchase or sale of a company’s stock by persons who are aware of material non-public information about that company (e.g., important information that is not generally known or available to the public) (“MNPI”). To comply with such federal and state securities laws, and to prevent even the appearance of improper insider trading or tipping, the Company has adopted this Policy for all of its directors, officers, and employees, their respective family members with whom they live or over whom they have control or influence over investment decisions, and other persons granted access to the Company’s MNPI.

➢
What Is “insider trading”?

“Insider trading” occurs when a person uses MNPI obtained through involvement with a company to make decisions to purchase, sell, or otherwise trade the company’s stock, or to improperly provide MNPI to others outside the company.  Because gifts of stock do not involve a market transaction, such gifts of stock will not be considered trading that is subject to this Policy. However, see Section 6.D.3 for information regarding gifts of stock.
Insider trading allegations may also include “tipping” MNPI, stock trading by the person “tipped,” and stock trading by those who misappropriate such MNPI.  Any director, officer, or employee who buys or sells stock on the basis of MNPI that he or she obtained about a company, its customers, suppliers, or other companies with which a company has relationships, or may be negotiating transactions, is engaging in insider trading.

➢
Who Are “insiders”?

“Insiders”, as defined in Section 3.C below for purposes of this Policy, include officers and directors of a company whose stock is publicly traded, including its subsidiaries, as well as its major shareholders and individuals, such as employees, who obtain the company’s MNPI.

➢
What Are Insiders’ Responsibilities?

In general, an insider must not trade in the stock of a company if that insider possesses MNPI about the company. In addition, an insider who is aware of MNPI must not disclose (or provide a “tip” about) such information to family, friends, business or social (including social media) acquaintances, employees or independent contractors of third-party companies (unless such employees or independent contractors have a position within the third-party company giving them a right and need to know, such as the company’s accountants and legal advisors), and other third parties. An insider is responsible for ensuring that his or her immediate family members, and anyone else whose transactions are controlled or reasonably may be influenced by the insider, comply with insider trading laws. An insider may make trades in the market or discuss MNPI only after the MNPI has been made “public” by the Company (in accordance with Section 5.B).

2.
Applicability of Policy

A.
Persons Covered.

o
All directors, officers, and employees of the Company;
o
Family trusts, or similar entities controlled by or benefiting individuals subject to the Policy;
o
Family members who reside with or are financially dependent on Insiders;
o
Anyone else who lives in an Insider’s household; and
o
Any family members or friends whose transactions in the Company’s stock are directed by, or reasonably may be subject to the influence or control of, an Insider are subject to this Policy.

An Insider is responsible for ensuring that the above individuals, trusts or entities related to an Insider, and any other transactions controlled or that reasonably may be influenced by the Insider (“Related Persons”) comply with this Policy.

B.
Companies Covered.

o
ePlus (including information relating to any of its subsidiaries);
o
Other companies, such as the Company’s customers and vendor partners; or
o
Companies with whom the Company is negotiating a major transaction, such as an acquisition.

Note that information that is not material to the Company may nevertheless be material to a covered company, such as a customer or vendor of the Company.

C.
Transactions Covered. This Policy applies to any and all transactions in the Company’s stock, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.  In addition, this Policy applies to the purchase or sale of a put, call, straddle, option, or security futures product involving the Company’s stock.

D.
Policy Availability. This Policy will be provided to all new directors, officers, and employees at the start of their employment with, or service to, the Company, and a current version of the Policy will be posted on the Company’s intranet page. Each Section 16 Individual and Key Employee (both as defined below) will periodically acknowledge and affirm compliance with this Policy. Further, all directors, officers, and employees will be required to periodically confirm receipt of, and compliance with, the Policy, on their own behalf and on behalf of Related Persons.

3.
Section 16 Individuals and Key Employees

A.
Section 16 Individuals. Company directors and officers who the Board has identified as being subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (“SEC”), are designated as “Section 16 Individuals”. The Compliance Officer will maintain a list of such Section 16 Individuals and amend such list from time to time as necessary to reflect the addition, resignation, or departure of Section 16 Individuals.

B.
Key Employees. Due to their respective positions with the Company and access to MNPI, certain employees are designated as “Key Employees”. The Compliance Officer will maintain a list of Key Employees and amend such list from time to time as necessary to reflect the addition, resignation, or departure of Key Employees.

C.
Insiders.  Section 16 Individuals, Key Employees, and individuals (including employees, consultants, advisors and Related Persons) who are from time to time in possession of MNPI are referred to in this Policy as “Insiders.”

4.
Insider Trading Compliance Officer

The Company’s General Counsel is its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or decline all proposed transactions by Insiders in accordance with the procedures set forth in Section 6.E below.

The Compliance Officer will also have the following duties:

o
Administering this Policy, and monitoring and enforcing compliance with all Policy provisions and procedures.

o
Responding to all inquiries relating to this Policy and its procedures.

o
Designating and announcing special trading blackout periods during which Insiders may not trade in Company stock.

o
Providing copies of this Policy and other appropriate materials (including periodic training) to all current and new directors, officers, and employees, and such other persons who the Compliance Officer determines have access to MNPI concerning the Company.

o
Administering, monitoring, and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Exchange Act Sections 10(b), 16, 20A, and 21A, and the rules and regulations promulgated thereunder, and the Securities Act of 1933, as amended (the “Securities Act”) Rule 144; and, when requested by a Section 16 Individual, assisting in the preparation and filing of all required SEC reports relating to insider trading in Company stock, including without limitation Forms 3, 4, 5, and 144.

o
Providing a reporting system with an effective whistleblower protection mechanism.

o
Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.

o
Maintaining as Company records originals or copies of all documents required by this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading received by the Compliance Officer, including without limitation Forms 3, 4, 5, and 144.

o
Maintaining the accuracy of the list of Section 16 Individuals and Key Employees and updating them periodically as necessary to reflect additions to, or deletions from, each category of individuals.

In the event the Compliance Officer is unavailable (such as due to travel or PTO), the Associate General Counsel may act in her or his stead.  Additionally, the Chief Financial Officer, with the concurrence of the Compliance Officer or the Associate General Counsel, may temporarily designate one or more other individuals who may perform the Compliance Officer’s duties if the Compliance Officer is temporarily unable or unavailable to perform such duties.

5.
Definition of Material Nonpublic Information (“MNPI”)

A.
“Material” Information.  Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of Company stock or a person’s decision to buy, sell, or hold the Company’s stock.  Examples of types of Company information ordinarily considered material:

o
Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity;
o
Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
o
Projections and strategic plans;
o
Knowledge regarding a significant cybersecurity or privacy risk, breach, or other incident;
o
Potential material mergers and acquisitions or the sale of assets or subsidiaries;
o
New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
o
Major discoveries or significant changes or developments in products or product lines, research, or technologies;
o
Significant changes or developments in supplies or inventory, including significant product defects, recalls, unavailability or product returns;
o
Significant pricing changes;
o
Stock splits, public or private securities/debt offerings, the establishment of a repurchase program for securities, or the adoption of, suspension of or changes in dividend policies or amounts;
o
Significant changes in senior management, or  members of the board of directors;
o
Significant labor disputes or negotiations;
o
Significant developments regarding government agency investigations; and
o
Significant actual or threatened litigation, or the resolution of such litigation.

B.
“Nonpublic” Information.  Material information is “nonpublic” if it is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public”, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.  Accordingly, such information generally will not become “public” until it has been widely disseminated to the public through filings with the SEC, and/or releases to major newswire services, national news services, and financial news services. For the purposes of this Policy, information will be considered public, (i.e., no longer “nonpublic”), after the close of trading on the first full trading day following the Company’s widespread public release of the information.  For example, if the Company announces material information before trading begins on a Tuesday, the first time you can buy or sell Company stock is after the close of market on Tuesday.  However, if the Company announces material information after trading begins on that Tuesday, you could not buy or sell Company stock until after the close of market on the following day, i.e., Wednesday.

C.
Consult the Compliance Officer for Guidance. Whether information is material can depend on several factors.  For example, whether a merger is “material” depends on the balance of the probability that the event will occur against the size of the transaction and magnitude of the effect the event would have on the Company’s business and operations, should it occur.  Likewise, the determination of whether a cybersecurity event is material depends upon the underlying facts and ramifications of the incident, and may change over time as new information becomes available.

Any directors, officers or employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before disclosing such information (other than to persons who have permissible business reasons, as described herein) or trading in any Company stock or, alternatively, assume the information is MNPI.

6.
Statement of Company Policy and Procedures

A.
General Policy.  The Company prohibits illegal insider trading and tipping.

B.
Prohibited Activities.

1.
General Prohibition. No Insider may trade in Company stock while possessing MNPI concerning the Company, or in the stock of any other publicly-traded company, such as a Company customer or vendor, while possessing MNPI relating to that company.  See below for exceptions relating to Rule 10b5-1 Plans.

2.
Trading Blackouts.  An Insider may not trade in Company stock during any special trading blackout periods designated by the Compliance Officer, nor may any Insider inform anyone of the existence of the special trading blackout (except as necessary to effectuate compliance with the blackout).  See below for exceptions relating to Rule 10b5-1 Plans.

3.
Engaging in Short-Swing Profits.  As a general matter, no Section 16 Individual may realize profits from most matching purchases and sales of Company securities during a six-month period regardless of intent and/or such trades occurring during open trading windows. If a Section 16 Individual profits from such short-swing matching transactions, such profits may have to be disgorged to the Company from the Section 16 Individual.  There are certain transactions exempt from short-swing profit liability, including transactions affecting all shareholders (e.g., receipt of dividends), purchases made through the Company’s Employee Stock Purchase Program, or vesting of certain equity awards.

4.
Trading by the Compliance Officer.  The Compliance Officer may not trade in Company stock unless the trade(s) have been approved by the Chief Financial Officer in accordance with the procedures set forth in Section 6.E below.

5.
Tipping and Trading Advice.  No Insider may give trading advice (“tipping”) of any kind about Company stock, or disclose MNPI concerning the Company to anyone (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is improperly disclosed to third parties, the Company will take such steps as are necessary to preserve the confidentiality of the information, including as appropriate, requiring the third party to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement.  All inquiries from third parties regarding MNPI about the Company must be forwarded to the Compliance Officer or Chief Financial Officer.  The Company strongly discourages all directors, officers, and employees from giving trading advice concerning Company stock to third parties even when they do not possess MNPI about the Company.

6.
Communications Via Internet or Social Media. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet, through social media or other means (including, but not limited to, the submission to or otherwise utilizing artificial intelligence technology).

7.
Hedging, Pledging.

(a)
Insiders. Insiders are prohibited from “hedging”, including using prepaid variable forward contracts, equity swaps, collars and exchange funds, and similar transactions that establish downside price protection, including short sales, buying or selling put options, call options, or other derivatives of Company stock, and from pledging or short sales of Company stock.

(b)
Non-Insiders. Officers and employees other than Insiders are strongly discouraged from buying or selling put options, call options, or other derivatives of Company stock, and from short sales of Company stock.

(c)
Company Stock as Collateral or in Margin Account.  Since Company stock held in a margin account or pledged as collateral can be sold without consent in certain circumstances, a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI.  Consequently, no Insider may enter into such an arrangement without first obtaining pre-clearance from the Compliance Officer, as described in Section 6.E below.

8.
Other Companies.  No director, officer, or employee may (a) trade in the stock of any other public company while possessing MNPI concerning that company, (b) “tip” or disclose MNPI concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing MNPI about that company.

C.
Additional Rules Applicable to Section 16 Individuals and Key Employees.

1.
Trading Windows.  After obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section 6.E, Section 16 Individuals and Key Employees may trade in Company stock only during the Company’s “trading window,” unless as otherwise excepted below.  The Company’s trading window:

o
Begins at the close of trading after the first full trading day following the Company’s widespread public release of quarterly or year-end earnings, and
o
Ends at the close of trading on the fifteenth day of the third month of each quarter.

                           Opening Window Example:

If earnings are released:	The window opens:
After the market opens on Wednesday, August 7, and before the market opens on Thursday, August 8	After close of trading on Thursday, August 8

Notwithstanding anything to the contrary, at no time shall a trading window be established during the last week of any fiscal quarter.

2.
No Trading During Trading Windows While in Possession of MNPI.  Even during a trading window, no Section 16 Individual or Key Employee possessing MNPI concerning the Company may trade in Company stock unless as excepted in Section 6.D, such as pursuant to a blind trust, an approved Rule 10b5-1 Trading Plan, or through participation in the Company’s Employee Stock Purchase Plan, subject to Section 6.E below.

3.
Reporting Changes in Beneficial Ownership and Rule 144 Obligations. Section 16 Individuals are required to report every change in his or her beneficial ownership of Company securities to the SEC on a Form 4 within 2 business days after the trade occurs or in certain cases on a Form 5 within 45 days after the fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings (e.g., a vesting of restricted stock). Further, Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933 for certain resales of Company common stock by Company control persons.  Section 16 Individuals are typically subject to Rule 144. If a Section 16 Individual is subject to Rule 144, he or she, or his or her broker who handles trades in Company common stock, must follow Rule 144 compliance procedures in connection with all trades, including filing a Form 144 with the SEC.  Brokers may assist with or make Form 144 filings on behalf of individuals.

D.
Exceptions.

1.
Withholding of Shares of Vesting Restricted Stock to Pay Taxes.  The withholding by the Company of vesting restricted stock to cover tax obligations due upon the vesting shall not constitute a trade for purposes of this Policy, and shall not constitute a violation of this Policy if effectuated by Insiders outside of a trading window, or while such Insider is in possession of MNPI.  This Policy does apply, however, to any market sales of vested restricted stock.

2.
Blind Trusts and Pre-Arranged Trading Plans.

Blind Trusts

Exchange Act Rule 10b5-1(c) provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of MNPI, even though the transaction in question may occur at a time when the person is aware of MNPI. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust, if the blind trust is approved by the Compliance Officer.

Rule 10b5-1 Plans

The Company may, in appropriate circumstances, permit transactions pursuant to a trading plan to take place during periods in which the individual entering into the transaction may have MNPI or outside a trading window, if the trading plan complies with Exchange Act Rule 10b5-1 and the requirements therein (a “10b5-1 Plan”). An individual may enter into a 10b5-1 Plan only after it has been approved by the Compliance Officer. Section 16 Individuals will have the adoption of his or her 10b5-1 Plans publicly disclosed in the Company’s SEC filings, including the date of adoption, duration and number of securities covered (though not pricing terms).

A 10b5-1 Plan may be approved by the Compliance Officer only if it meets the following requirements:

o
The 10b5-1 Plan must contain representations by the individual entering into the 10b5-1 Plan that:

o
He or she is not in possession of MNPI at the time the 10b5-1 Plan is entered into, and
o
He or she is adopting the 10b5-1 Plan in good faith, and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

o
For Section 16 Individuals, the 10b5-1 Plan must provide that trades begin no sooner than the later of:
o
90 days following the 10b5-1 Plan’s adoption or modification, or
o
2 business days following the Company’s filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the 10b5-1 Plan is adopted or modified (e.g. disclosure of financial results in an earnings release is not sufficient), subject to a maximum cooling off period of 120 days.

o
For all other Insiders (i.e., Insiders who are not Section 16 Individuals), the 10b5-1 Plan must provide that trades begin no sooner than 30 days after the 10b5-1 Plan’s adoption or modification.

o
The 10b5-1 Plan is: (1) the only 10b5-1 Plan currently outstanding for such Insider and (2) if a single-trade 10b5-1 Plan, the only single-trade 10b5-1 Plan the Insider has effected in any 12-month period. An individual may have, and trade under, only one Rule 105b-1 Plan at a time, and further may trade under only one single-trade 10b5-1 Plan during any consecutive 12-month period. A “single-trade” 10b5-1 Plan is a 10b5-1 Plan designed to effect the purchase or sale of securities as a single transaction.

o
The 10b5-1 Plan specifies the number or dollar value of Company stock to be purchased or sold, the price (which may be a fixed price, market price, or minimum/maximum price) at which the stock is to be traded, and the dates of the trades; provide a formula or algorithm for determining the timing, amount and price; or give a third party, such as a broker, the exclusive right to determine the timing, amount, and price.

The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Compliance Officer determines that such a bar is in the best interests of the Company.

Entering into a 10b5-1 Plan requires a commitment regarding the amounts, prices and timing of purchases or sales of Company securities.  Accordingly, terminations and modifications of a 10b5-1 Plan may limit the availability of the defense, are strongly discouraged and are only permitted with the advance written approval of the Compliance Officer. Section 16 Individuals will have the termination of their Rule 10b5-1 plans publicly disclosed in the Company’s periodic reports.

3.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of the Company’s stock under the Company’s employee stock purchase plan (the “ESPP”) resulting from periodic contributions of money to the ESPP pursuant to the employees’ advance instructions. This Policy does, however, apply to any subsequent dispositions in the securities markets of the Company’s stock purchased pursuant to the ESPP.

4.
Stock Option Plans. The trading prohibitions and restrictions of this Policy do not apply to the exercise of stock options.  The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

E.
Pre-Approval of Transactions for Section 16 Individuals and Key Employees.

1.
Pre-Approval of Transactions.  Unless a trade is made pursuant to a Blind Trust or 10b5-1 Plan that has been approved by the Compliance Officer, no Insider may trade in or donate/gift Company stock until:

(a)
The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s) or gift(s);

(b)
The person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that (1) he or she is not in possession of MNPI concerning the Company (or in the case of gifts, that the Insider either is not in possession of MNPI, or if the insider is in possession of MNPI that the Insider does not have reason to believe the recipient intends to soon sell the security), and (2) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

(c)
The Compliance Officer has pre-approved the transaction(s) in writing;

(d)
If the Insider is advised that the Company securities may be traded or gifted, the Insider may buy, sell or gift the stock within two business days thereafter.  If for any reason the transaction is not completed within the two business days, clearance must be obtained again before the transaction is effected; and

(e)
A request for pre-clearance of any arrangements to hold stock in a margin account or pledge them as collateral described in Section 6.B above should be submitted to the Compliance Officer at least five full trading days prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

2.
No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades or gifts requested by Section 16 Individuals or Key Employees. The Compliance Officer may reject any trading or gifting requests that, in his or her sole reasonable discretion, he or she believes are not in the best interests of the Company.

3.
Post-Termination Transactions.  If you are subject to the pre-clearance procedures set forth in this Policy, those procedures will cease to apply to your transactions in Company securities immediately following the termination of your employment or services to the Company.  If you are subject to quarterly open window periods and the termination of your employment or services to the company occurs during a period that is not a quarterly open window period, this Policy continues to apply to your transactions in Company securities after such termination and you may not trade in Company securities until the next quarterly open window period begins.  In addition, if the termination of your employment or services to the Company is during a special blackout period applicable to you, the special blackout restrictions set forth in this Policy will continue to apply to your transactions in Company securities until the earlier of such special period or 60 days after your termination of employment or services.  Nonetheless, you may not trade in Company securities after termination of your employment or services if you are aware of MNPI about the Company.

F.
Priority of Statutory or Regulatory Trading Restrictions.  The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Securities Act Rule 144. Any director, officer, or employee who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

7.
Potential Civil, Criminal, and Disciplinary Sanctions

If a particular securities transaction, or series of securities transactions, is a subject of inquiry by enforcement authorities, it will be viewed with the benefit of hindsight.  As a result, before engaging in any securities transaction, an Insider must give careful thought to whether any facts or circumstances exist that could later raise suspicions about the propriety of the proposed securities transaction.  Insiders are encouraged to consult with the Compliance Officer when contemplating buying or selling Company stock.

A.
Possible Penalties for Individuals:

o
Disgorgement of up to the greater of $1 million or three times the profit gained or loss avoided by the individual and his or her “tippees”;
o
A criminal penalty of up to $5 million;
o
A jail term of up to twenty years; and/or
o
Company discipline, including termination.

Insiders are responsible for complying with all federal and state securities laws imposed on them.  It is important to note that regardless of pre-clearance or compliance with this Policy, Insiders bear the ultimate responsibility for avoiding improper trading, and that compliance with this Policy does not reduce or relieve the obligations imposed on Insiders by applicable laws.  Furthermore, while compliance with this Policy is designed to reduce the risk that an insider trading violation will occur, it is not an assurance or guaranty that an insider trading violation will not be found to have occurred.

B.
Reporting of Violations.

Any Insider who violates this Policy, or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insider, should report this information to the Compliance Officer, or may report it through the Company’s “VoiceIt” or third-party hotline.

Upon learning of any such alleged violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine what actions the Company should take, such as making information public, or reporting the violation to the SEC or other appropriate governmental authority.
8.
Inquiries

Please contact the Compliance Officer with any questions regarding Insider Trading, this Policy, or to receive additional training.